EXHIBIT 3(i)
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             WORKFORCE SYSTEMS CORP.


      The undersigned, being a natural person competent to contract, does hereby make, subscribe and file the Articles of Amendment to the Articles of Incorporation of Workforce Systems Corp., a Florida corporation, pursuant to Sections 607.0602 and 607.10025 of the Florida Business Corporation Act:

      1.    The name of the corporation is Workforce Systems Corp. (the
"Company").

      2. The text of the resolution of the Board of Directors on September 25, 1997 setting forth amendments to the designations, rights and privileges of the Company's Series F 7% Cumulative Non-Participating Preferred Stock is as follows:

            WHEREAS, pursuant to Article IV of the Articles of Incorporation the Company is authorized to issue 2,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine.

            WHEREAS, the Board of Directors deems it to be in the best interest of the Company to designate a series of such Preferred Stock, consisting of 75,000 shares.

            NOW, THEREFORE, be it resolved that the Board of Directors of the Company be and hereby determines that 75,000 shares of Preferred Stock are designated as Series F 7% Cumulative Non-Participating Preferred Stock, with the following designations, rights and preferences:

            1. DESIGNATION AND INITIAL NUMBER. The series of Preferred Stock hereby classified shall be designated "Series F 7% Cumulative
            NonParticipating Preferred Stock" (the "Series F 7% Cumulative NonParticipating Preferred Stock".) The initial number of authorized shares of the Series F 7% Cumulative Non-Participating Preferred








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            Stock shall be 75,000 shares.  Upon issuance of the shares of Series
            F 7% Cumulative Non-Participating Preferred Stock $10.00 per share shall be the stated capital of the Company.

            2. VOTING RIGHTS. Holders of the shares of Series F 7% Cumulative Non-Participating Preferred Stock shall be entitled to full voting rights, share for share, with the then outstanding Common Stock as well as with any other class or series of stock of the Company which have general voting power with the Common Stock concerning any matter being voted upon. Except as so provided, shares of Series F 7% Cumulative Non-Participating Preferred Stock shall at no time be entitled, as a series, class or otherwise, to any other or special or restrictive voting rights of any kind whatsoever, except as then and when and to the extent required by applicable law.

            3. CONVERSION PRIVILEGE. The shares of Series F 7% Cumulative Non-Participating Preferred Stock are not convertible into any other class of capital stock of the Company.

            4. REDEMPTION. The shares of Series F 7% Cumulative NonParticipating Preferred Stock are redeemable at the sole option of the Company at any time and from time to time at a redemption price to be negotiated by the parties at the time of redemption; provided, however, that the shares of Series F 7% Cumulative Non-Participating Preferred Stock may only be redeemed contemporaneously with or subsequent to the redemption of all the outstanding shares of Series E Cumulative Non-Participating Preferred Stock then issued and outstanding.

            5. DIVIDENDS. The shares of Series F 7% Cumulative NonParticipating Preferred Stock shall pay annual dividends out of funds legally available for the payment of dividends by the Company in the amount of $52,500, payable quarterly in arrears commencing December 31, 1997.

            6. LIQUIDATION. In the event of any voluntary or involuntary dissolution or winding up of the Company, the holders of shares of Series F 7% Cumulative Non-Participating Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount per share equal to $.001 without interest, and no more, before any payment shall be made to the holders of any stock of the Company










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            ranking  junior  to the  Series  F 7%  Cumulative  Non-Participating
            Preferred Stock. A merger of consolidation of the Company with or into any other corporation, share exchange or sale of conveyance of all or any part of the assets of the Company which shall not in fact result in the liquidation of the Company and the distribution of assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company within the meaning of this Paragraph 6.

            7.    TRANSFERABILITY.   The  shares  of  Series  F  7%   Cumulative
            NonParticipating Preferred Stock may be transferred at any time and from time to time at the sole option of the holder.

            BE IT FURTHER RESOLVED, that the President of the Company be and hereby is authorized and directed to execute and file Articles of Amendment reflecting the foregoing action and to take such other acts or actions as he deems necessary and appropriate to effect the foregoing.

      4. The foregoing amendment was duly adopted by unanimous written consent of the Board of Directors on September 25, 1997 and shareholders' action was not required.

      IN WITNESS WHEREOF, this Articles of Amendment to the Articles of Incorporation has been executed on the day of September, 1997.

                                          Workforce Systems Corp.

                                          By: /s/ Robert Hausman
                                             -------------------------
                                                Robert Hausman,
                                                President
















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